Exhibit 99
Investor Relations Contact
Shane O'Connor, Executive Vice President & CFO
UniFirst Corporation
978-658-8888
shane_oconnor@unifirst.com
UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2026
Wilmington, MA – July 1, 2026 – UniFirst Corporation (NYSE: UNF) (“UniFirst” or the “Company”) today reported results for its fiscal 2026 third quarter ended May 30, 2026.
Third Quarter 2026 Consolidated Results
•Consolidated revenues increased 3.9% to $634.4 million compared to $610.8 million in the third quarter of fiscal 2025, driven by organic growth in the core Uniform & Facility Service Solutions segment.
•Operating income and Adjusted EBITDA were $23.0 million and $82.6 million, respectively, compared to $48.2 million and $85.8 million, respectively, in the third quarter of fiscal 2025.
•Operating margin was 3.6% compared to 7.9% in the prior year period.
•Net income was $19.9 million compared to $39.7 million in the prior year period and diluted earnings per share was $1.09 compared to $2.13 in the prior year period.
•Adjusted EBITDA margin was 13.0% compared to 14.1% in the prior year period.
•The quarterly tax rate was 18.5% compared to 25.7% in the prior year period.
The Company’s results for the third quarter of fiscal 2026 included approximately $20.7 million of costs associated with the proposed merger with Cintas Corporation (“Cintas”), consisting primarily of legal, advisory and other professional service fees (“Transaction-related Costs”). In addition, the Company’s results for the third quarter of fiscal 2026 and 2025 included approximately $5.2 million and $1.0 million, respectively, of costs related to its enterprise resource planning project (“Key Initiative”). In the third quarter of fiscal 2026 and 2025, these costs decreased:

•Operating income by $26.0 million and $1.0 million, respectively.
•Adjusted EBITDA by $5.2 million and $1.0 million, respectively.
•Net income by $19.6 million and $0.7 million, respectively.
•Diluted earnings per share by $1.08 and $0.04, respectively.
Steven Sintros, UniFirst President and Chief Executive Officer, said, “We delivered solid growth and profitability in the third quarter, reflecting the continued strength of our service-driven business and the disciplined execution of our team. Our focus remains on taking great care of our customers and communities, supporting our Team Partners, and winning new business by demonstrating UniFirst’s compelling value proposition.”
Mr. Sintros continued, “I am grateful to our thousands of Team Partners for their unwavering dedication to serving our customers with excellence and for living our Core Values – Customer Focus, Respect for Others, and Commitment to Quality – every day.”

As previously announced on March 11, 2026, UniFirst and Cintas have entered into a definitive agreement under which Cintas will acquire UniFirst. Under the terms of the agreement, UniFirst shareholders will receive $155.00 in cash and 0.7720 shares of Cintas stock for each UniFirst share they own. On June 11, 2026, UniFirst shareholders approved the proposed merger at a special meeting of shareholders.

On June 11, 2026, UniFirst and Cintas each received a Second Request for additional information from the Federal Trade Commission ("FTC") as part of its review of the proposed merger. The companies are cooperating with the FTC and continue to work through the regulatory review process. The transaction is expected to close in the second half of calendar 2026, subject to satisfaction or waiver of customary closing conditions and receipt of required regulatory approvals.

Segment Reporting Results

Uniform & Facility Service Solutions
•Revenues increased 3.9% to $575.7 million compared to $554.3 million in the prior year period.
•Organic growth, which excludes the effect of acquisitions and fluctuations in the Canadian dollar, was 3.6%.
•New customer account acquisitions were solid during the quarter and customer retention rates continued to improve, building on the year-to-date progress that the Company has seen in these areas.
•Operating margin was 3.4% compared to 7.8% in the prior period and Adjusted EBITDA margin was 13.4% compared to 14.3% in the prior period.
•The Key Initiative and Transaction-related Costs were both recorded to this segment and decreased operating and Adjusted EBITDA margins in the third quarter of fiscal 2026 by 4.5% and 0.9%, respectively. Key Initiative costs in prior year period decreased both operating and Adjusted EBITDA margins by 0.2%.
•The segment's operating and Adjusted EBITDA margin comparison in the third quarter of fiscal 2026 benefited from lower merchandise costs as well as elevated expense in prior year due to advisory costs for a strategic matter and legal costs related to an employee matter. These benefits were offset by higher healthcare claims and fuel costs.

Other
•Revenues for the quarter increased 4.4% to $27.8 million compared to $26.7 million in the prior year period. The segment had strong growth in its European operations which was partially offset by the continued wind-down of a large refurbishment project and fewer reactor outages.
•Operating income and Adjusted EBITDA were $4.9 million and $5.8 million, respectively.
•This segment consists of the Company’s nuclear solutions. Given the cyclical and seasonal nature of the nuclear industry, this segment’s results are often affected by seasonality, the timing and duration of power reactor outages and project-based activities.
Balance Sheet and Capital Allocation
•Cash, cash equivalents and short-term investments were $168.9 million, and the Company had no long-term debt outstanding as of May 30, 2026.
•The Company did not repurchase any shares of its Common Stock in the third quarter of fiscal 2026.
•The Company declared a quarterly cash dividend of $0.365 per Common Stock share and $0.292 per Class B Common Stock on April 14, 2026.
As previously announced, due to the pending transaction with Cintas, UniFirst is no longer providing financial guidance or hosting quarterly conference calls regarding its financial results.
About UniFirst Corporation
Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the Company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its five company-owned ISO-9001-certified manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee Team Partners, the Company outfits more than 2 million workers every day. For more information, contact UniFirst at 888.296.2740 or visit UniFirst.com.
Forward-Looking Statements Disclosure
This public announcement contains forward-looking statements within the meaning of the federal securities laws that reflect the Company's current views with respect to future events and financial performance, including statements regarding the transaction between UniFirst and Cintas (the “Transaction”). Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “guidance,” “outlook,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” “strive,” “design,” “assumption,” “vision,” “approximate,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements.
The following Transaction-related factors, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Cintas and UniFirst; the outcome of any legal proceedings that may be instituted against Cintas or UniFirst; the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Cintas and UniFirst operate; any failure to promptly and effectively integrate the businesses of Cintas and UniFirst; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Cintas’ or UniFirst’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the Transaction; the dilution caused by Cintas’ issuance of additional shares of its capital stock in connection with the Transaction; changes in the trading price of Cintas’ or UniFirst’s capital stock; and the diversion of management’s attention and time to the Transaction from ongoing business operations and opportunities.
Additional factors include, but are not limited to, uncertainties caused by an economic recession or other adverse economic conditions, including, without limitation, as a result of elevated inflation or interest rates or extraordinary events or circumstances such as geopolitical conflicts like the conflicts between Russia and Ukraine and the United States and Iran and other disruption in the Middle East and their impact on our customers' businesses and workforce levels, disruptions of our business and operations, including limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers in connection with extraordinary events or circumstances, uncertainties regarding our ability to consummate acquisitions and successfully integrate acquired businesses and the performance of such businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, which such supply could be severely disrupted as a result of extraordinary events or circumstances such as the conflict between Russia and Ukraine and the United States and Iran, any loss of key management or other personnel, increased costs as a result of any changes in federal, state, international or other laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding, or adverse impacts from continued high price levels of natural gas, electricity, fuel and labor or increases in such costs, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, increased workers' compensation claim costs, increased healthcare claim costs, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our nuclear business, political or other instability, supply chain disruption or infection among our employees in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new enterprise resource planning computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in or additional Securities and Exchange Commission (the “SEC”), New York Stock Exchange and accounting or other rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, the impact of U.S. and foreign trade policies and tariffs or other impositions on imported goods on our business, results of operations and financial condition, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, our ability to successfully remediate the material weakness in internal control over financial reporting disclosed in our Annual Report on Form 10-K for the year ended August 30, 2025 and the other factors described under Part I, Item 1A. “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended August 30, 2025, Part II, Item 1A. “Risk Factors” and elsewhere in our subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except per share data)	May 30, 2026	May 31, 2025	May 30, 2026	May 31, 2025
Revenues	$634,402	$610,778	$1,878,225	$1,817,905

Operating expenses:
Cost of revenues (1)	399,676	385,189	1,196,391	1,160,388
Selling and administrative expenses (1)	175,925	142,690	481,144	418,119
Depreciation and amortization	35,771	34,722	106,338	104,476
Total operating expenses	611,372	562,601	1,783,873	1,682,983

Operating income	23,030	48,177	94,352	134,922

Other (income) expense:
Interest income, net	(1,779)	(2,514)	(5,284)	(7,422)
Other expense (income), net	365	(2,704)	874	(1,620)
Total other income, net	(1,414)	(5,218)	(4,410)	(9,042)

Income before income taxes	24,444	53,395	98,762	143,964
Provision for income taxes	4,528	13,715	23,999	36,720

Net income	$19,916	$39,680	$74,763	$107,244

Income per share – Basic:
Common Stock	$1.15	$2.22	$4.30	$6.01
Class B Common Stock	$0.92	$1.78	$3.44	$4.80

Income per share – Diluted:
Common Stock	$1.09	$2.13	$4.11	$5.76

Income allocated to – Basic:
Common Stock	$16,659	$33,346	$62,545	$90,126
Class B Common Stock	$3,257	$6,334	$12,218	$17,118

Income allocated to – Diluted:
Common Stock	$19,916	$39,680	$74,763	$107,244

Weighted average shares outstanding – Basic:
Common Stock	$14,532	$14,990	$14,549	$15,007
Class B Common Stock	$3,551	$3,557	$3,551	$3,563

Weighted average shares outstanding – Diluted:
Common Stock	$18,216	$18,607	$18,175	$18,633
(1)Exclusive of depreciation on the Company's property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	May 30, 2026	August 30, 2025
Assets
Current assets:
Cash and cash equivalents	$163,225	$203,501
Short-term investments	5,651	5,672
Receivables, net	295,580	285,297
Inventories	148,495	145,197
Rental merchandise in service	237,344	227,720
Prepaid taxes	6,074	7,708
Prepaid expenses and other current assets	63,571	49,508
Total current assets	919,940	924,603
Property, plant and equipment, net	846,697	829,622
Goodwill	669,925	657,748
Customer contracts and other intangible assets, net	92,593	105,829
Deferred income taxes	854	977
Operating lease right-of-use assets, net	82,825	70,110
Other assets	207,860	189,266
Total assets	$2,820,694	$2,778,155
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$89,560	$94,980
Accrued liabilities	185,312	176,903
Accrued taxes	—	674
Operating lease liabilities, current	20,822	17,846
Total current liabilities	295,694	290,403
Long-term liabilities:
Accrued liabilities	129,572	128,554
Accrued and deferred income taxes	133,157	135,648
Operating lease liabilities	64,226	54,593
Total liabilities	622,649	609,198
Shareholders’ equity:
Common Stock	1,453	1,468
Class B Common Stock	355	355
Capital surplus	112,621	109,107
Retained earnings	2,105,352	2,079,812
Accumulated other comprehensive loss	(21,736)	(21,785)
Total shareholders’ equity	2,198,045	2,168,957
Total liabilities and shareholders’ equity	$2,820,694	$2,778,155

Detail of Operating Results
(Unaudited)

	Thirteen Weeks Ended May 30, 2026				Thirteen Weeks Ended May 31, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total
Revenues	$575,747	$30,809	$27,846	$634,402	$554,331	$29,787	$26,660	$610,778
Revenue Growth %	3.9%	3.4%	4.4%	3.9%

Operating Income (1), (2)	$19,665	$(1,548)	$4,913	$23,030	$43,243	$525	$4,409	$48,177
Operating Margin	3.4%	-5.0%	17.6%	3.6%	7.8%	1.8%	16.5%	7.9%

Adjusted EBITDA (1), (2)	$77,073	$(258)	$5,772	$82,587	$79,003	$1,530	$5,293	$85,826
Adjusted EBITDA Margin	13.4%	-0.8%	20.7%	13.0%	14.3%	5.1%	19.9%	14.1%
(1)The Company's financial results for the third quarter of fiscal 2026 included approximately $26.0 million of costs related to its Key Initiative and Transaction-related Costs, compared to approximately $1.0 million of Key Initiative costs in the third quarter of fiscal 2025.
(2)The Key Initiative and Transaction-related Costs decreased Uniform & Facility Service Solutions' segment operating margin for the third quarters of fiscal 2026 and 2025 by 4.5% and 0.2%, respectively. The Key Initiative costs decreased both Uniform & Facility Service Solutions' segment Adjusted EBITDA margin for the third quarters of fiscal 2026 and 2025 by 0.9% and 0.2%, respectively.

	Thirty-Nine Weeks Ended May 30, 2026				Thirty-Nine Weeks Ended May 31, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total
Revenues	$1,710,447	$91,846	$75,932	$1,878,225	$1,658,490	$83,463	$75,952	$1,817,905
Revenue Growth %	3.1%	10.0%	—%	3.3%

Operating Income (3), (4)	$86,377	$(3,056)	$11,031	$94,352	$121,935	$380	$12,607	$134,922
Operating Margin	5.0%	-3.3%	14.5%	5.0%	7.4%	0.5%	16.6%	7.4%

Adjusted EBITDA (3), (4)	$217,534	$856	$13,822	$232,212	$230,100	$3,273	$15,331	$248,704
Adjusted EBITDA Margin	12.7%	0.9%	18.2%	12.4%	13.9%	3.9%	20.2%	13.7%
(3)The Company's financial results for the first nine months of fiscal 2026 and 2025 included approximately $33.2 million of costs related to its Key Initiative and Transaction-related Costs, compared to approximately $5.4 million of Key Initiative of costs in the first nine months of fiscal 2025.
(4)The Key Initiative and Transaction-related Costs decreased Uniform & Facility Service Solutions' segment operating margin for the first nine months of fiscal 2026 and 2025 by 1.9% and 0.3%, respectively. The Key Initiative costs decreased Uniform & Facility Service Solutions' segment Adjusted EBITDA margin for the first nine months of fiscal 2026 and 2025 by 0.6% and 0.3%, respectively.

Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	May 30, 2026	May 31, 2025
Cash flows from operating activities:
Net income	$74,763	$107,244
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (1)	106,338	104,476
Share-based compensation	9,666	9,049
Accretion on environmental contingencies	1,053	960
Accretion on asset retirement obligations	804	602
Deferred income taxes	(5,728)	3,514
Loss (gain) on sale of property and equipment	210	(2,690)
Other	221	336
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(10,191)	(3,174)
Inventories	(2,618)	8,338
Rental merchandise in service	(9,657)	10,018
Prepaid expenses and other current assets and Other assets	(15,710)	(16,729)
Accounts payable	(5,864)	(16,668)
Accrued liabilities	(8,233)	(12,190)
Prepaid and accrued income taxes	4,296	3,395
Net cash provided by operating activities	139,350	196,481

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(15,754)	(5,374)
Capital expenditures, including capitalization of software costs	(106,965)	(109,823)
Purchases of investments	(5,664)	(14,734)
Maturities of investments	5,762	28,356
Proceeds from sale of assets	576	3,115
Net cash used in investing activities	(122,045)	(98,460)

Cash flows from financing activities:
Payment of contingent consideration	(1,670)	—
Proceeds from exercise of share-based awards	4	4
Taxes withheld and paid related to net share settlement of equity awards	(4,709)	(4,357)
Repurchase of Common Stock	(32,736)	(25,593)
Payment of cash dividends	(18,810)	(18,402)
Net cash used in financing activities	(57,921)	(48,348)

Effect of exchange rate changes	340	666

Net (decrease) increase in cash and cash equivalents	(40,276)	50,339
Cash and cash equivalents at beginning of period	203,501	161,571
Cash and cash equivalents at end of period	$163,225	$211,910
(1)Depreciation and amortization for the first nine months of fiscal 2026 and 2025 included approximately $11.8 million and $12.7 million, respectively, of non-cash amortization expense recognized on acquisition-related intangible assets.

Reconciliation of GAAP to Non-GAAP Financial Measures
The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement the Company’s consolidated financial results in this press release, the Company also presents Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. The Company defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, further adjusted for share-based compensation expense and other items impacting the comparability of the Company’s underlying operating performance between periods. Adjusted EBITDA margin is defined as Adjusted EBITDA for a period divided by revenue for the same period.
The Company believes these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company and its segments to both management and investors. In addition, by excluding certain items, these non-GAAP financial measures enable management and investors to further evaluate the underlying operating performance of the Company.
Supplemental reconciliations of the Company’s consolidated net income on a GAAP basis to Adjusted EBITDA and Adjusted EBITDA margin are presented in the following table. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures, which are provided below. Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to, and not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.
The Company does not allocate its provision for income taxes to its business segments and as a result, presents it in a separate column in the following tables.

	Thirteen Weeks Ended May 30, 2026
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$575,747	$30,809	$27,846	$—	$634,402

Net income	$21,079	$(1,548)	$4,913	$(4,528)	$19,916
Provision for income taxes	—	—	—	4,528	4,528
Interest income, net	(1,779)	—	—	—	(1,779)
Depreciation and amortization	33,812	1,257	702	—	35,771
Share-based compensation expense	3,215	33	157	—	3,405
Non-operating adjustments (1)	20,746	—	—	—	20,746
Adjusted EBITDA	$77,073	$(258)	$5,772	$—	$82,587
Adjusted EBITDA Margin	13.4%	(0.8%)	20.7%		13.0%
(1)Represents Transaction-related Costs in connection with the proposed merger with Cintas.

	Thirteen Weeks Ended May 31, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$554,331	$29,787	$26,660	$—	$610,778

Net income	$48,461	$525	$4,409	$(13,715)	$39,680
Provision for income taxes	—	—	—	13,715	13,715
Interest income, net	(2,514)	—	—	—	(2,514)
Depreciation and amortization	32,990	975	757	—	34,722
Share-based compensation expense	2,858	30	127	—	3,015
Gain on sale of a non-operating property	(2,792)	—	—	—	(2,792)
Adjusted EBITDA	$79,003	$1,530	$5,293	$—	$85,826
Adjusted EBITDA Margin	14.3%	5.1%	19.9%		14.1%

	Thirty-Nine Weeks Ended May 30, 2026
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$1,710,447	$91,846	$75,932	$—	$1,878,225

Net income	$90,787	$(3,056)	$11,031	$(23,999)	$74,763
Provision for income taxes	—	—	—	23,999	23,999
Interest income, net	(5,284)	—	—	—	(5,284)
Depreciation and amortization	100,209	3,815	2,314	—	106,338
Share-based compensation expense	9,092	97	477	—	9,666
Non-operating adjustments (2)	22,730	—	—	—	22,730
Adjusted EBITDA	$217,534	$856	$13,822	$—	$232,212
Adjusted EBITDA Margin	12.7%	0.9%	18.2%		12.4%
(2)Primarily represents costs related to shareholder engagement and proxy-related matters in connection with the Company’s 2026 annual meeting of shareholders and Transaction-related Costs in connection with the proposed merger with Cintas.

	Thirty-Nine Weeks Ended May 31, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$1,658,490	$83,463	$75,952	$—	$1,817,905

Net income	$130,977	$380	$12,607	$(36,720)	$107,244
Provision for income taxes	—	—	—	36,720	36,720
Interest income, net	(7,422)	—	—	—	(7,422)
Depreciation and amortization	99,334	2,807	2,335	—	104,476
Share-based compensation expense	8,574	86	389	—	9,049
Gain on sale of a non-operating property	(2,792)	—	—	—	(2,792)
Executive transaction costs (3)	1,429	—	—	—	1,429
Adjusted EBITDA	$230,100	$3,273	$15,331	$—	$248,704
Adjusted EBITDA Margin	13.9%	3.9%	20.2%		13.7%
(3)Primarily represent one-time costs incurred related to the hiring and on-boarding of the Company's new Chief Operating Officer, Kelly Rooney, and for the transition of Michael Croatti from his role as Executive Vice President, Operations.